California  Tax Exempt Income Fund           -6-          October
31, 1995
California Intermediate Tax Exempt Fund

4049492.01
                              October 31, 1995



Putnam California Tax Exempt Income Fund
c/o The Putnam Funds
One Post Office Square
Boston, MA  02109

Putnam California Intermediate Tax Exempt Fund
c/o The Putnam Funds
One Post Office Square
Boston, MA  02109

Ladies and Gentlemen:

      We have acted as counsel to Putnam California Tax Exempt Income Fund, a Massachusetts business trust (the "Acquiring
Fund") and Putnam California Intermediate Tax Exempt Fund, a Massachusetts business trust (the "Target Fund") in connection with a proposed Agreement and Plan of Reorganization (the "Agreement"), between the Acquiring Fund and the Target Fund substantially in the form filed as an exhibit to the Registration Statement filed with the Securities and Exchange Commission on October 31, 1995 (the "Registration Statement"). The Agreement describes a proposed transaction (the "Transaction") to occur on a date to be agreed upon by Acquiring Fund and Target Fund (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(h) and 9(g) of the Agreement. Capitalized terms not defined herein are defined in the Agreement.

      Target Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

      Acquiring Fund is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

      For purposes of this opinion, we have considered the Agreement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have represented to us the following facts, occurrences and information upon which you have indicated we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above):

             Target Fund will transfer to Acquiring Fund all of its assets, and Acquiring Fund will assume all of the liabilities of Target Fund as of the Exchange Date.

        The fair market value of the Acquiring Fund Shares received by each Target Fund shareholder will be approximately equal to the fair market value of the Target Fund shares surrendered in exchange therefor. The Target Fund shareholders will receive no consideration other than Acquiring Fund Shares (which may include fractional shares) in exchange for their shares of beneficial interest in Target Fund (the "Target Fund Shares").

        None of the compensation received by any shareholder-employees of Target Fund, if any, will be separate consideration for, or allocable to, any of their Target Fund Shares; none of the Acquiring Fund Shares received by any Target Fund shareholder-employees will be separate consideration for, or allocable to, any employment; and the compensation paid to any Acquiring Fund or Target Fund shareholder-employees, if any, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

        There is no plan or intention by any Target Fund shareholder who owns 5% or more of the total outstanding Target Fund Shares, and to the best of the knowledge of the management of Target Fund, there is no plan or intention on the part of the remaining Target Fund shareholders to sell, exchange, or otherwise dispose of a number of Acquiring Fund Shares received in the Transaction that would reduce Target Fund shareholders' ownership of Acquiring Fund Shares to a number of Acquiring Fund Shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding Target Fund Shares as of the same date. For purposes of this representation, Acquiring Fund Shares or Target Fund Shares surrendered by Target Fund shareholders in redemption or otherwise disposed of, where such dispositions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, will be treated as outstanding Target Fund shares on the date of the Transaction.

        Acquiring Fund has no plan or intention to reacquire any of the Acquiring Fund Shares issued in the Transaction, except for Acquiring Fund Shares reacquired in the ordinary course of its business as an open-end investment company.

        Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Transaction. For purposes of this representation, (a) amounts paid by Target Fund, out of the assets of Target Fund, to Target Fund shareholders in redemption of Target Fund Shares, where such redemptions, if any, appear to be initiated by Target Fund shareholders in connection with or as a result of the Agreement or the Transaction, (b) amounts used by Target Fund to pay expenses of the Transaction, and (c) amounts used to effect all redemptions and distributions (except for regular, normal dividends declared and paid in order to ensure Target Fund's continued qualification as a regulated investment company and to avoid fund-level tax) made by Target Fund immediately preceding the transfer will be included as assets of Target Fund held immediately prior to the Transaction. Further, for purposes of this representation, the amounts, if any, that Acquiring Fund pays after the Transaction to Acquiring Fund shareholders who are former Target Fund shareholders in redemption of Acquiring Fund Shares received in exchange for Target Fund Shares, where such redemptions, if any, appear to be initiated by such shareholders in connection with or as a result of the Agreement or the Transaction, will be considered to be assets of Target Fund that were not transferred to Acquiring Fund.

        The fair market value of the assets transferred to Acquiring Fund by Target Fund will equal or exceed the sum of the liabilities to be assumed by Acquiring Fund.

       Following the Transaction, Acquiring Fund will continue to use a substantial portion (in this case, at least 50%) of the historic business assets of Target Fund. Specifically, Acquiring Fund will use such significant portion of Target Fund's historic business assets in its business by continuing to hold at least such portion of the total assets transferred to it by Target Fund. In making this determination, dispositions made in the ordinary course of Acquiring Fund's business as an open-end investment company (i.e., dispositions resulting from investment decisions made after the Transaction on the basis of investment considerations independent of the Transaction) shall not be taken into account.

        Acquiring Fund has no plan or intention to sell or otherwise dispose of any of the assets received from Target Fund except for dispositions made in the ordinary course of Acquiring Fund's business as an open-end investment company (i.e., dispositions resulting from investment decisions made after the Transaction on the basis of investment considerations independent of the Transaction).

        The liabilities of Target Fund to be assumed by Acquiring Fund were incurred by Target Fund in the ordinary course of its business and are associated with the assets transferred to Acquiring Fund. For purposes of this paragraph, expenses of the Transaction are not treated as liabilities.

        All fees and expenses incurred by Target Fund and/or Acquiring Fund as a direct result of the Agreement or the Transaction will be allocated ratably between the two funds in proportion to their net assets as of the Valuation Time, except that (a) the costs of proxy materials and proxy solicitation will be borne by Target Fund, and (b) such fees and expenses will be paid by the party directly incurring such expenses if and to the extent that payment by the other party would result in the disqualification of Acquiring Fund or Target Fund, as the case may be, as a "regulated investment company" within the meaning of
Section 851 of the Code. All such fees and expenses incurred and borne by either of Acquiring Fund and Target Fund shall be solely and directly related to the Transaction and shall be paid directly by Acquiring Fund or Target Fund, as the case may be, to the relevant providers of services or other payees, in accordance with the principles set forth in Rev. Rul. 73-54, 1973-1 C.B. 187.

     Target Fund shareholders will pay their respective expenses, if any, incurred in connection with the Transaction.

        For federal income tax purposes, Target Fund qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to Target Fund for its current taxable year beginning October 1, 1995 and will continue to apply to it through the Exchange Date.

      In that regard, Target Fund will declare to Target Fund shareholders of record on or prior to the Exchange Date a dividend or dividends which together with all previous such dividends shall have the effect of distributing all of Target Fund's investment company taxable income (see Code Section 852) for both the taxable year ending September 30, 1995 and the short taxable year of Target Fund beginning on October 1, 1995 and ending on the Exchange Date (computed in each case without regard to any deduction for dividends paid) and all of the net capital gain realized in Target Fund's taxable year ending September 30, 1995 and in its short taxable year beginning on October 1, 1995 and ending on the Exchange Date (after reduction for any capital loss carryover). Such dividends will be made to ensure continued qualification of Target Fund as a regulated investment company for tax purposes and to eliminate fund-level tax.

        Not more than 25% of the value of Target Fund's total assets is invested in the stock and securities of any one issuer and not more than 50% of the value of Target Fund's total assets is invested in the stock and securities of five or fewer issuers.

        For federal income tax purposes, Acquiring Fund qualifies as a regulated investment company, and the provisions of Sections 851 through 855 of the Code apply to Acquiring Fund for its current taxable year beginning October 1, 1995 and will continue to apply to it through the Exchange Date.

        Not more than 25% of the value of Acquiring Fund's total assets is invested in the stock and securities of any one issuer and not more than 50% of the value of Acquiring Fund's total assets is invested in the stock and securities of five or fewer issuers.

        Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any Target Fund Shares.

        There is no intercorporate indebtedness existing between Target Fund and Acquiring Fund.

        Target Fund will distribute the Acquiring Fund Shares it receives in the Transaction to its shareholders as provided in the Agreement.

        Target Fund is not under the jurisdiction of a court in a
Title   11  or  similar  case  within  the  meaning  of   Section
368(a)(3)(A) of the Code.

     Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

     (i) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring
     Fund of the liabilities of Target Fund;

    (ii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

   (iii) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

    (iv) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (v) No gain or loss will be recognized by the Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

    (vi) The basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the basis of his or her Target Fund Shares exchanged therefor; and

   (vii) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets.

                              Very truly yours,

                              /s/ Ropes & Gray

                              Ropes & Gray

4049492.01